Exhibit 5.1

March 18, 2011

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Re:	The PNC Financial Services Group, Inc.

Registration Statement on Form S-8 Relating to The PNC Financial

Services Group, Inc. 2006 Incentive Award Plan

Ladies and Gentlemen:

I am Chief Governance Counsel and Corporate Secretary of The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”) and in that capacity have acted as counsel for the Company in connection with the preparation of a post-effective amendment to a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 1,000,000 shares of PNC’s common stock, par value $5.00 per share (the “Common Stock”), to be issued under The PNC Financial Services Group, Inc. 2006 Incentive Award Plan (the “Plan”).

I have reviewed such corporate records and other documents relating to the Company and certificates of public officials and officers of the Company that I have deemed necessary under the circumstances as a basis for the opinions hereinafter expressed.

In making such examination and rendering the opinions set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; (iii) the conformity to originals of all documents submitted to me as certified, telecopied or reproduced copies and the authenticity of the originals of such documents; (iv) the accuracy, completeness and authenticity of certificates or letters of public officials; and (v) the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company), where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Based upon the foregoing, it is my opinion that the shares of Common Stock covered by the Registration Statement are duly authorized, and when issued and delivered by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I express no opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ George P. Long, III